AMENDMENT NO. 2
TO
SERVICES AGREEMENT

This Amendment No. 2 to Services Agreement (this "Amendment") is entered into as of February 20, 2023 and is effective as of November 8, 2021, by and between GT Biopharma, Inc., a Delaware corporation ("Parent"), and Michael Breen ("Executive").

RECITALS

A. Parent and Executive are parties to a certain Services Agreement dated December 31, 2021 and stated to be effective as of November 8, 2021 (the "Agreement") and an Amendment No. 1 to the Agreement.

B. Parent and Executive desire to amend certain provisions of the Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Executive agree as set forth below.

1. Amendment to Section 3(b) of the Agreement. Section 3(b) of the Agreement is hereby amended in its entirety to read as follows:

"Benefits: Executive shall have the right, on the same basis as other C suite senior executives of the Company, to participate in and to receive benefits under the benefit plans, including but not limited to the medical, dental and vision insurance plans at the most senior level as provided by such plans (which shall extend to Executive's immediate family also). The Company shall also provide for the Executive life insurance cover in the sum of $1 million, disability health insurance and a pension contribution equal to 4% of the Executive's gross annual salary The Executive shall be entitled at his option to receive the cash equivalent of the cost to the Company of the aforesaid benefits and/or contributions as provided to the other C suite senior executives in respect of himself and his immediate family as set out above. Alternatively, the Executive may claim reimbursement of the equivalent cost of such benefits and/or contributions in the event that the Executive's spouse is enrolled in a separate plan provided by his or her employer provided always that there is no additional cost to the Company. Such benefits, contributions or the cash equivalent thereof shall be paid or be payable from the date of the Executive's commencement date hereunder. The Executive shall also be entitled to reimbursement of any and all membership fees or other dues payable to the Executive's professional societies or any other similar entities or bodies.
Holiday: The Executive shall also be entitled to receive not less than (4) four weeks paid vacation per annum, (6) six paid sick days per annum, and (5) five paid personal days per annum."

2. Remaining Terms Ratified. Except as expressly amended or modified herein, all terms and conditions of the Agreement are hereby ratified, confirmed and approved and shall remain in full force and effect. In the event of any conflict or inconsistency between this Amendment and the Agreement, this Amendment shall govern.

3. Choice of Law. The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[*Signature page follows.*]

Please acknowledge your acceptance and understanding of this Amendment by signing and returning it to the undersigned. A copy of this signed Amendment will be sent to you for your records.

AGREED:

GT BIOPHARMA, INC.

BY: Manu Ohri
TITLE: Chief Financial Officer

MICHAEL BREEN

BY MICHAEL BREEN